Exhibit 10.27

AGREEMENT TO PURCHASE HOTEL

Crowne Plaza Sian Resort

Hollywood, Florida

May 25, 2007

MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company

SELLER

and

MHI Hollywood LLC, a Delaware limited liability company

PURCHASER

SCHEDULE OF EXHIBITS

Exhibit A – Excluded Property

Exhibit B – Depiction of Property

Exhibit C – Description of Land

Exhibit D – Site Plan

Exhibit E – INTENTIONALLY OMITTED

Exhibit F – Contracts

Exhibit G – Material Contracts

Exhibit H – Design Criteria

Exhibit I – Assignment of Contracts

Exhibit J – Warranty Holdback Escrow Agreement

Exhibit K – Form of Deed

Exhibit L – INTENTIONALLY OMITTED

Exhibit M – Beach Easement

Exhibit N – INTENTIONALLY OMITTED

Exhibit O – INTENTIONALLY OMITTED

Exhibit P – INTENTIONALLY OMITTED

Exhibit Q – Plans and Specifications

Exhibit R – Property Improvement Plan

Exhibit S – Punch List Items

Exhibit T – Pre-Opening Budget

Exhibit U – Indemnity Guaranty

Exhibit V – Bill of Sale

Exhibit W – Legal Description for Development Parcel

Exhibit X – Legal Description for Marina Parcel

Exhibit Y – Development Parcel Lease

Exhibit Z – Description of Temporary Function Improvements

Exhibit AA – Environmental Reports

Exhibit BB – Sian License Agreement

Exhibit CC – Permitted Exceptions

Exhibit DD – Covenant and Easement Agreement

Exhibit EE – Survey

Exhibit FF – Pool Membership Agreement

ii

AGREEMENT TO PURCHASE HOTEL

THIS AGREEMENT TO PURCHASE HOTEL (the “Agreement”) is made and entered into as of May 25, 2007, by and between MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company (“Seller”), and MHI Hollywood LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

WHEREAS, Seller is the fee owner of that certain land and improvements as more particularly shown in the Site Plan attached hereto as Exhibit D and consisting of a hotel, a surrounding hotel complex, and certain hotel amenities including, without limitation, a restaurant and pool (the “Hotel”);

WHEREAS, Seller desires to sell the Hotel to Purchaser and Purchaser desires to purchase the Hotel from Seller in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms not otherwise defined herein, shall have definitions as follows:

1.1 ADA. “ADA” shall mean the American with Disabilities Act, and any similar laws, regulations, codes or statutes of the state of Florida, County of Broward, Florida, or City of Hollywood, Florida.

1.2 Agreement. “Agreement” shall mean this Agreement to Purchase Hotel.

1.3 Affiliate. “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

1.4 Appurtenances. “Appurtenances” shall mean all rights, privileges, interests, claims, easements, benefits, covenants, conditions, and servitudes of any type or nature which are appurtenant to or otherwise benefit the Land, including without limitation, the Beach Easement, the Parking Easement, the Meeting Space Covenant, all minerals, oil, gas and other hydrocarbon substances on or under the Land, as well as all development rights, air rights, water, water rights, mineral rights, and water stock relating to the Land, and any other easements, rights of way, or appurtenances owned by Seller and used in connection with the beneficial operation, use, or enjoyment of the Land, the Improvements, or any other Appurtenance, together with all rights of Seller in and to any publicly dedicated streets, sidewalks and alleys adjacent to the Land.

1.5 Asserting Party. “Asserting Party” shall have the meaning set forth in Section 18.2.4 of this Agreement.

1.6 Assignment of Contracts. The “Assignment of Contracts” shall mean the assignment of the Contracts, Intangible Property, and Licenses and Entitlements to be delivered to Purchaser at Closing, in the form of Exhibit I attached hereto, together with such other separate assignments as may be necessary or appropriate to fully assign, transfer, and convey to Purchaser such Personal Property at Closing.

1.7 Beach Access Improvements. “Beach Access Improvements” shall mean those certain improvements Seller is required to make within the Beach Easement by December 31, 2007, consisting of a concrete or wooden walkway, landscaping and lighting.

1.8 Beach Easement. “Beach Easement” shall mean a permanent, non-exclusive ten-foot wide pedestrian ingress, egress and access easement for use of a permanent walkway to the beach from South Ocean Drive, substantially as depicted on Exhibit D attached hereto, which Beach Easement shall be in the form of easement attached hereto as Exhibit M. The Beach Easement shall contemplate temporary closure during construction of the permanent walkway.

1.9 Bill of Sale. The “Bill of Sale” shall mean the form of Bill of Sale attached hereto as Exhibit V.

1.10 Building Systems. “Building Systems” shall mean all structural elements and components, mechanical equipment, plumbing systems, electrical systems and life safety systems and fixtures incorporated in the Improvements, including, without limitation, HVAC, elevator, electrical, plumbing, utility, fire and life safety and swimming pool.

1.11 Closing. “Closing” shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date.

1.12 Closing Date. “Closing Date” shall occur on the later of: (i) seventy-five (75) days after the date of this Agreement, or (ii) ten (10) days after each of the following has occurred: (a) applicable governmental authorities issue a temporary certificate of occupancy enabling Purchaser to occupy the Hotel and begin operations with no conditions that materially increase the cost to operate the Hotel, (b) Franchisor has confirmed that the Hotel complies with Crowne Plaza brand standards, to the extent required by Franchisor, to allow the Hotel to be opened to the public, subject to completion of any Punch List Items, and (c) all Building Systems are operational, subject to completion of minor Punch List Items that do not interfere with the operation of the Hotel; provided that in the event that both (a) and (c) have occurred the Closing Date shall occur no later than September 20, 2007 notwithstanding the fact that (b) may not have occurred.

1.13 Contractor Warranties. “Contractor Warranties” shall mean all of Seller’s right, interest and title in any and all contractor, subcontractor and supplier warranties, subject to the right of Seller to enforce the Contractor Warranties until the expiration of the Seller Warranty period.

1.14 Contracts. “Contracts” shall mean all written or oral service contracts, including, without limitation, those identified on Exhibit F attached hereto.

1.15 Covenant and Easement Agreement. “Covenant and Easement Agreement” shall mean a covenant and easement agreement in a form to be negotiated by Seller and Purchaser during the Due Diligence Period in accordance with Section 6.3 of this Agreement, which shall incorporate the Parking Easement and the Restrictive Covenant (to the extent not included in the Master Declaration Amendment) and the Meeting Space Covenant.

1.16 Cut-Off Time. “Cut-Off Time” shall mean midnight on the day preceding the Closing Date.

1.17 Deed. “Deed” shall mean a form of Special Warranty Deed as attached hereto as Exhibit K.

1.18 Defending Party. “Defending Party” shall have the meeting set forth in Section 18.2.4 of this Agreement.

1.19 Deposits and Reimbursements. “Deposits and Reimbursements” shall mean, with respect to the Property or any part thereof or interest therein: (i) deposits made with utility companies to secure service or to permit Seller to tie-in to existing service grids or to cause a utility company to install connections or extensions necessary to provide service; (ii) deposits made by Seller or its predecessors in interest or the then current owner or occupant of the Land or Improvements with any bonding or surety company in connection with subdivision or public improvement bonds obtained by Seller or its predecessors in interest or in connection with any development agreement, subdivision agreement, parcel map, or tract map; and (iii) any refundable fees, payments, or reimbursements which Seller or any predecessor in interest is entitled to receive from any governmental or quasi-governmental or private body in respect of the ownership and development of the Land or Improvements or any public improvements made in connection with the Land or Improvements.

1.20 Design Criteria. “Design Criteria” shall mean the design standards specified on Exhibit H attached hereto.

1.21 Development Parcel. “Development Parcel” shall mean that certain parcel adjacent to the Land, as depicted on Exhibit D attached hereto, which is more particularly described on Exhibit W attached hereto, which Purchaser shall lease pursuant to the Development Parcel Lease.

1.22 Development Parcel Lease. “Development Parcel Lease” shall mean that certain triple net lease, which will be entered into by Seller and Purchaser on the Closing Date for Purchaser’s lease of the Development Parcel in the form of Exhibit Y attached hereto.

1.23 Development Parcel Option. “Development Parcel Option” shall mean an option granted to Purchaser to purchase the Development Parcel pursuant to the terms specified in Section 7.2 herein which shall be incorporated into the Development Parcel Lease.

1.24 Disclosure Information. “Disclosure Information” shall have the meaning set forth in Section 5.1 hereof.

1.25 Due Diligence Period. “Due Diligence Period” shall mean the period commencing upon the date of this Agreement and terminating forty five (45) days thereafter.

1.26 Earnest Money Deposit. “Earnest Money Deposit” shall have the meaning set forth in Article 4.

1.27 Environmental Audit. “Environmental Audit” shall have the meaning set forth in Section 5.3 of this Agreement.

1.28 Environmental Requirements. “Environmental Requirements” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states, regional authorities, municipalities, counties, cities, or any political subdivisions of the foregoing, and all applicable judicial and administrative and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: (i) all requirements, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

1.29 Environmental Report. “Environmental Report” shall mean those environmental reports provided to Purchaser and identified on Exhibit AA attached hereto.

1.30 Escrow. “Escrow” shall have the meaning set forth in Section 17.2 of this Agreement.

1.31 Excluded Property. “Excluded Property” shall mean all of the personal property, if any, listed on Exhibit A hereto.

1.32 FIRPTA Affidavit. “FIRPTA Affidavit” shall mean an affidavit to be executed by Seller in the requisite statutory form and delivered at Closing.

1.33 Franchisor. “Franchisor” shall mean Holiday Hospitality Franchising, Inc.

1.34 Hazardous Materials. “Hazardous Materials” shall mean (i) any flammables, explosive, or radioactive materials, hazardous, or toxic substances, wastes, pollutants, contaminants, by-products thereof, or related materials, including, without limitation, substances subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., §2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Solid Waste Disposal Act, 42 U.S.C., §6991 et seq.; the Federal Water Pollution Control Act, 33 U.S.C., §1321 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C., §11001 et seq.; the Occupational Safety, and Health Act, 29 U.S.C. §51s et seq.; and in the regulations adopted and publications promulgated pursuant to said laws; (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” or “toxic substances” in any similar federal, state, or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board, or instrumentality of the United States of America, the State of Florida or any political subdivision thereof; (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof; (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (vii) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (viii) polychlorinated biphenyls; (ix) lead based paints; (x) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (xi) pesticides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §1321 et seq.; and (xii) radon gas.

1.35 Hotel. “Hotel” shall have the meaning set forth in the Recitals to this Agreement.

1.36 Hotel Names. “Hotel Names” shall mean the right to use, on a non-exclusive basis, the name “Sian” in connection with the operation of the Hotel and in conjunction with such other names and marks as determined by Purchaser, in its sole discretion, pursuant to the terms of the Sian License Agreement in the form of Exhibit BB attached hereto.

1.37 Improvements. “Improvements” shall mean all buildings and all other improvements, structures, fixtures, equipment, and landscaping located on the Land, to be constructed by Seller in accordance with the Plans and Specifications and the Property Improvement Plan.

1.38 Indemnity Guaranty. “Indemnity Guaranty” shall mean that certain guaranty, as attached hereto as Exhibit U, from Seller’s Principals to guarantee Seller’s indemnification obligations under Section 20.2.3.

1.39 Intangible Property. “Intangible Property” shall mean all of Seller’s right title and interest in (i) any and all intangible personal property which relates to or arises from the Hotel or the Property; (ii) all contract rights, warranties, guaranties, concessions, trademarks, logos, copyrights, and other items of intangible personal property used or otherwise reserved in connection with the ownership or operation of the Hotel to the extent transferable; (iii) any and all other general intangibles, permits, and other intangible rights which Seller or any Affiliate of Seller may have which are necessary or useful in connection with, or otherwise affect or relate to, the Hotel or the Property, including the Contractor Warranties and Seller Warranty to the extent transferable; and (iv) all telephone numbers, e-mail addresses, and web site addresses used or reserved for use by Seller in connection with the Hotel.

1.40 Land. “Land” shall mean the parcels of real property described in Exhibit C and depicted in Exhibit B which is attached hereto and incorporated herein by this reference.

1.41 License Agreement. “License Agreement” shall mean that certain License Agreement between an Affiliate of Purchaser and Franchisor, dated September 1, 2006.

1.42 Licenses and Entitlements. “Licenses and Entitlements” shall mean all of Seller’s right, title and interest in all licenses, certifications, certificates of occupancy, authorizations, approvals, rights, privileges, entitlements and permits relating to the Property issued or approved by any governmental or quasi-governmental authority or other person or entity having authority over any portion of the Property or the operation thereof, and all applications, filings and submittals therefore, in each case relating to the operation, ownership, subdivision, development, use, or maintenance of the Property or any part thereof, including, without limitation, construction permits, grading permits, elevator permits, machinery permits, pool licenses, ingress and egress permits, development agreements, subdivision, parcel and tract maps and approvals thereof, plans and/or permits required under the applicable zoning regulations, variances, utility agreements and commitments, improvement agreements, and the like, to the extent transferable.

1.43 Management Agreements. “Management Agreements” shall mean the condominium association management agreement, between MHI Hospitality TRS, LLC and Sian Resort Residences I Condominium Association, Inc., a Florida non-for-profit corporation, and the facilities management agreement and concession agreement, both between MHI Hospitality TRS, LLC and the Master Association.

1.44 Marina Parcel. “Marina Parcel” shall be the property adjacent to the Development Parcel and described in Exhibit X.

1.45 Master Association. “Master Association” shall have the meaning ascribed in the Master Declaration.

1.46 Master Declaration. “Master Declaration” shall mean that certain Declaration of Covenants, Conditions, Restrictions and Easements for Sian Ocean Residences & Resort Master Association, as recorded on February 27, 2006 in the Official Records Book 41532 at Page 1989 of the Public Records of Broward County, Florida, as same may be amended.

1.47 Material Contracts. “Material Contracts” shall mean all Contracts which cannot be cancelled by thirty (30) days’ or less notice without penalty or premium payment.

1.48 Meeting Space Covenant. “Meeting Space Covenant” shall have the meaning as set forth in Section 6.3.

1.49 Operating Equipment. “Operating Equipment” shall mean all equipment of any kind or nature for use in the operation of the Hotel included in the Plans and Specifications and the Property Improvement Plans, excluding items included in the Pre-Opening Budget.

1.50 Parking Easement. “Parking Easement” shall mean an easement to use one hundred fifty (150) valet parking spaces on the Development Parcel, benefiting the Property which shall be incorporated into the Covenant and Easement Agreement or the Master Declaration Amendment, as appropriate.

1.51 Permitted Exceptions. “Permitted Exceptions” shall mean those matters listed in Exhibit CC attached hereto.

1.52 Person. “Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and any government agency or political subdivision thereof.

1.53 Personal Property. “Personal Property” shall mean the Contracts, the Hotel Names, the Intangible Property, the Licenses and Entitlements, the Operating Equipment and the Tangible Property.

1.54 Plans and Specifications. “Plans and Specifications” shall mean those Plans and Specifications for the Hotel and Resort Pool, which are described in Exhibit Q.

1.55 Pool Membership Agreement. “Pool Membership Agreement” shall have the meaning set forth in Section 6.4.

1.56 Pre-Closing Disclosures. “Pre-Closing Disclosures” shall have the meaning set forth in Section 10.3 of this Agreement.

1.57 Pre-Opening Budget. “Pre-Opening Budget” shall mean those items listed on Exhibit T, which Purchaser shall provide at its own cost and expense in order to open the Hotel to the general public on the Opening Date.

1.58 Prior Purchase and Sale Agreement. “Prior Purchase and Sale Agreement” shall mean that certain Agreement between MCZ/Centrum Florida VI Owner, L.L.C. and Purchaser, dated September 7, 2005, as amended by (i) that certain Amendment, dated November 16, 2005, between MCZ/Centrum Florida VI Owner, L.L.C. and Purchaser (“First Amendment”), (ii) that certain Second Amendment, dated February __, 2006, between MCZ/Centrum Florida VI Owner, L.L.C. and Purchaser (“Second Amendment”), (iii) that certain Third Amendment, dated August 1, 2006, between MCZ/Centrum Florida XIX, L.L.C. and Purchaser (“Third Amendment”), (iv) that certain Fourth Amendment, dated September 1, 2006, between MCZ/Centrum Florida XIX, L.L.C. and Purchaser (“Fourth Amendment”), and

(v) that certain Fifth Amendment, dated May 25, 2007, between MCZ/Centrum Florida XIX, L.L.C., and Purchaser (the “Fifth Amendment”).

1.59 Property. “Property” shall mean the Personal Property and the Real Property. It is intended that the Property shall include all assets of whatsoever kind or nature owned by Seller or any Affiliate of Seller useful for the ownership and operation of the Hotel, but excluding any Excluded Property.

1.60 Property Improvement Plan. “Property Improvement Plan” shall mean the plan attached hereto as Exhibit R, excluding the Signage, the corrective action of Purchaser required by Section 9.1 and the obligations of Seller in accordance with the Pre-Opening Budget.

1.61 Purchase Price. “Purchase Price” shall have the meaning set forth in Section 3.1 of this Agreement.

1.62 Purchaser. “Purchaser” shall mean MHI Hollywood LLC, a Delaware limited liability company, and its successors and assigns.

1.63 Real Property. “Real Property” shall mean the Land, the Appurtenances, and the Improvements.

1.64 Resort Pool. “Resort Pool” shall mean the pool as constructed by Seller in accordance with the Plans and Specifications and the Property Improvement Plan.

1.65 Restrictive Covenant. “Restrictive Covenant” shall mean a covenant, which will restrict development of the Property consistent with zoning ordinance No. 0-2006-36 and the Site Plan and will allow for up to 8,000 square feet of retail and meeting room space to be developed on the Property. The Restrictive Covenant will provide that Purchaser, or its successors and assigns, will not be allowed, to seek to change the development rights with respect to the Hotel for a period of ten (10) years from the Closing Date and any such changes sought by Purchaser after such ten (10) year period may not adversely affect the development of the Development Parcel. The Restrictive Covenant shall be incorporated into the Covenant and Easement Agreement or the Master Declaration Amendment, as appropriate.

1.66 Satori Residence. “Satori Residence” shall mean that planned residential condo tower to be constructed on the east side of South Ocean Drive, as depicted on Exhibit D attached hereto, which real property is more particularly described on Exhibit D attached hereto.

1.67 Sian Ocean Residence. “Sian Ocean Residence” shall mean Sian Ocean Residence Condominium, according to the Declaration of Condominium, recorded in Official Records Book 41532 at Page 1989 of the Public Records of Broward County, Florida, which is located east of South Ocean Drive, as depicted on Exhibit D attached hereto.

1.68 Seller. “Seller” shall mean MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company.

1.69 Seller’s Knowledge. “Seller’s Knowledge” shall have the meaning set forth in Section 10.2 of this Agreement.

1.70 Seller’s Principals. “Seller’s Principals” means Arthur Slaven, Michael Lerner and John McLinden.

1.71 Seller Warranty. “Seller Warranty” shall mean a one-year warranty, from the Closing Date, as described in Section 10.4 of this Agreement.

1.72 Site Plan. “Site Plan” shall mean that certain Site Plan as attached hereto as Exhibit D attached hereto.

1.73 Survey. “Survey” shall have the meaning set forth in Section 14.1 of this Agreement.

1.74 Tangible Property. “Tangible Property” shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, signage, appliances, draperies, carpeting, and other articles of tangible personal property required to be provided by Seller under the Property Improvement Plan and Plans and Specifications including, without limitation, the Temporary Function Improvements, excluding, however Operating Equipment, equipment and property leased pursuant to any Contract and any fixtures constituting improvements, the Signage and the items included in the Pre-Opening Budget.

1.75 Temporary Function Improvements. “Temporary Function Improvements” shall mean the improvements which will consist of an air-conditioned fully enclosed tent with a plywood floor are more particularly described on Exhibit Z attached hereto, for which Purchaser shall use for meeting facilities and operations, which shall be located on the Development Parcel as specified on Exhibit Z.

1.76 Temporary Function Space Location. “Temporary Function Space Location” shall mean that portion of the Development Parcel specified in Exhibit Z.

1.77 Terminated Property. “Terminated Property” shall mean that portion of the property subject to the Master Declaration which lies west of South Ocean Drive, including the Property and Development Parcel.

1.78 Third Party Claim. “Third Party Claim” shall have the meaning set forth in Section 20.2.4 of this Agreement.

1.79 Title Company. “Title Company” shall mean Chicago Title Insurance Company.

1.80 Title Commitment. “Title Commitment” shall have the meaning set forth in Section 14.1 of this Agreement.

1.81 Title Policy. “Title Policy” shall have the meaning set forth in Section 14.1 of this Agreement

1.82 Unit Purchase Agreements. “Unit Purchase Agreements” shall mean any and all of those purchase and sale agreements which Seller or its Affiliates have executed, as of the date of this Agreement, with purchasers of condominium hotel units in the proposed Sian Resort Residences I Condominium.

1.83 Unit Rental Management Agreements. “Unit Rental Management Agreements” shall mean any and all rental management agreements entered into between Purchaser or its Affiliates and purchasers of condominium hotel units who had executed Unit Purchase Agreements pursuant to the Rental Program Agreement, as defined in the Prior Purchase and Sale Agreement.

1.84 Warranty Holdback. “Warranty Holdback” shall have the meaning set forth in Section 22.1 of this Agreement.

1.85 Warranty Holdback Escrow Agreement. “Warranty Holdback Escrow” shall have the meaning set forth in Section 22.1 of this Agreement.

1.86 Work. “Work” shall mean the following, which Seller will perform or provide or cause to be performed or provided: all design, engineering and construction services to complete the Improvements, Resort Pool and Temporary Function Improvements, such services to be performed in a good and workmanlike manner in keeping with building construction standards of the South Florida marketplace in accordance with the Plans and Specifications and the Property Improvement Plan, aside from any items to be provided by Purchaser per the Pre-Opening Budget, the Signage, and the corrective work to be performed by Purchaser in accordance with Section 9.1.

ARTICLE 2

PURCHASE AND SALE

Upon and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Property from Seller, and Seller agrees to sell the Property to Purchaser. At the Closing, Seller shall assign, transfer, convey, and deliver the Property to Purchaser pursuant to the Deed, the Bill of Sale, the Assignment of Contracts and such other assignment and transfer documentation as is required to fully transfer and convey the Property to Purchaser, as herein provided.

ARTICLE 3

PURCHASE PRICE AND TERMS OF PAYMENT

3.1 Price. The purchase price (the “Purchase Price”) for the Property shall be SEVENTY FOUR MILLION US DOLLARS (US$74,000,000).

3.2 Manner of Payment. The Purchase Price, subject to the adjustments and prorations, shall be payable at Closing in cash by wire transfer of immediately available US federal funds to an account designated by the Title Company and disbursed to Seller through the Escrow.

ARTICLE 4

EARNEST MONEY DEPOSIT

Following execution of this Agreement, Purchaser shall deliver to the Title Company, as escrowee, an earnest money deposit in the amount of Nine Hundred Fifty Thousand U.S. Dollars ($950,000) (the “Earnest Money Deposit”). In the event that Purchaser decides to terminate this Agreement during the Due Diligence Period, the Earnest Money Deposit shall be returned in full to Purchaser by cashier’s or certified check or wire transfer of funds within one (1) business day following the date on which Purchaser terminates this Agreement. Interest on the Earnest Money Deposit shall accrue for the benefit of Purchaser and shall be credited against the Purchase Price or returned to Purchaser at Closing, provided that in the event of a default by Purchaser which is not cured by Purchaser or waived by Seller, such interest shall be paid to Seller. The Earnest Money Deposit shall be held and disbursed by the Title Company as provided in this Agreement.

ARTICLE 5

INSPECTION PERIOD

5.1 Disclosure Information. Immediately upon the execution of this Agreement by Seller and Purchaser, to the extent not previously made available to Purchaser, Seller shall provide to Purchaser or make available to Purchaser, for its inspection at the offices of Seller in Hollywood, Florida the following documentation to the extent it is in Seller’s possession or control: (i) copies of all documentation evidencing or relating to all Licenses and Entitlements and Deposits and Reimbursements; (ii) copies of all Contracts; (iii) copies of all tax bills for the Property for the past three (3) full tax years, and all correspondence with taxing authorities; (iv) copies of the Permitted Exceptions; (v) copies of all correspondence with any governmental authority concerning the subdivision, development, and construction of the Improvements; (vi) copies of all documents and correspondence relating to the construction of the Improvements; (vii) all existing surveys of the Real Property and a copy of Seller’s existing title insurance policy; (viii) copies of all engineering and soil reports relating to the Real Property; (ix) copies of all environmental audits or reports relating to the Real Property; (x) copies of all Contracts and all construction and mechanical warranties and guaranties in effect with respect to the Improvements, including all Contractor Warranties; (xi) copies of all correspondence and filings with all governmental authorities having jurisdiction over the Property; (xii) a list of vendors used by Seller in connection with the construction of the Hotel; and (xiii) such other information concerning the ownership, development, and operation of the Property as Purchaser may request or which Seller may otherwise have in its possession or may, with reasonable effort, produce, to enable Purchaser to fairly evaluate the attractiveness of the Property and the Hotel (all of which are collectively referred to as the “Disclosure Information”). To the extent any of the Disclosure Information either does not exist or is not in Seller’s or any Seller’s Affiliate’s possession or control, Seller shall not be obligated to obtain or create such Disclosure Information. Purchaser acknowledges and agrees that all of the Disclosure Information made available by Seller or any Affiliates, officers, directors, trustees, agents, employees or others acting or purporting to act on behalf of Seller or its Affiliates, is delivered to Purchaser without representation or warranty as to the accuracy or completeness thereof, except as expressly provided in this Agreement and with the express understanding that any reliance on such materials is at the sole risk of Purchaser.

5.2 Right to Inspection. During the Due Diligence Period, Purchaser shall have the right to enter upon the Real Property and have its consultants, surveyors, engineers, employees, and agents inspect the physical condition of the Real Property and the Tangible Property and the Operating Equipment, including without limitation, all environmental aspects of the Real Property, provided that Purchaser’s inspections shall not unreasonably interfere with the Work. Purchaser shall be given complete access to all information reasonably requested by Purchaser and in Seller’s possession or control. Notwithstanding anything to the contrary contained herein: (a) no inspection shall be undertaken without reasonable prior notice (oral or written) to Seller of not less than twenty-four (24) hours; (b) Seller shall have the right to be present at any or all inspections; (c) no entry, inspection or investigation of the Property shall (i) involve the taking of samples or other physically invasive procedures without the prior written consent of Seller; (ii) damage to the Improvements or the Tangible Property owned or held by Seller; or (iii) injure or otherwise cause bodily harm to any person; (e) Purchaser shall promptly pay when due the costs of all tests, investigations, studies, and examinations done with regard to the Property; (f) Purchaser shall not permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights hereunder; and (g) Purchaser shall, at its sole cost, fully repair any damage caused by its inspections, tests, or studies at the Property and restore the Property to its condition before any of Purchaser’s inspections, tests, or studies. To the maximum extent possible, Purchaser shall take steps to insure that its repairs do not interfere with Seller’s operations at the Property. Purchaser’s obligations under this Section 5.2 shall survive termination of this Agreement. Any consent of Seller required under this Section 5.2 shall not be unreasonably withheld or delayed.

The persons or entities performing Purchaser’s inspections shall be properly licensed and qualified and shall have obtained all necessary permits for performing tests on any Property and shall have delivered to Seller, prior to entering or performing any tests on the Property, evidence of proper and adequate insurance reasonably satisfactory to Seller, naming Seller as an additional named insured, with at least Two Million Dollars ($2,000,000.00) combined, single-limit, comprehensive general liability coverage.

5.3 Environmental Audit. During the Due Diligence Period, subject to Purchaser’s obligations under Section 5.2 hereinabove, Purchaser may obtain at Purchaser’s sole cost and expense, an environmental audit of the Real Property (the “Environmental Audit”) prepared by an environmental consultant acceptable to Purchaser. In addition to and without limitation of Seller’s obligations pursuant to Sections 5.1 and 5.2 hereinabove, Seller shall cooperate with Purchaser’s environmental consultant in the conduct of the Environmental Audit and provide access to the Real Property, and to the extent deemed reasonably necessary by Purchaser, shall cooperate to obtain access to any adjacent property owned by Seller or its Affiliates.

5.4 Purchaser’s Right to Terminate. Purchaser shall have the right, in its sole discretion, by notice to Seller and the Title Company given on or before 5:00 p.m. Eastern Standard time on the last day of the Due Diligence Period, to terminate this Agreement for any reason or no reason at all, and in such event all of the rights, obligations, and liabilities of Seller and Purchaser under this Agreement shall terminate except for the obligations that expressly survive termination and the Earnest Money Deposit, together with all interest accrued thereon, shall immediately be returned by the Title Company to Purchaser.

5.5 Payment of Inspection Costs. If this Agreement is cancelled as provided for anywhere herein, then within thirty (30) days from such date of cancellation, Purchaser shall provide to Seller an affidavit supported by paid invoices and stating that all such tests, reports, studies and activities upon the Property incurred by or through Purchaser that may create a lien against the Property have been paid in full, together with copies of all such reports. This provision shall survive the termination of this Agreement.

5.6 “Punch List.” On or prior to the end of the Due Diligence Period, Purchaser shall provide Seller with a punch list identifying, with particularity, all aspects of the Work which were not completed in a good and workmanlike manner, in keeping with building construction standards of the South Florida marketplace and in accordance with the Plans and Specifications and the Property Improvement Plan (the “Punch List”). The failure of Purchaser to deliver the Punch List on or before the end of the Due Diligence Period shall constitute a waiver of the right of Purchaser to object to the condition and quality of the Work but shall not constitute a waiver of (i) Seller’s obligation to complete the Punch List Items listed on Exhibit S, (ii) Seller’s obligation under the Seller Warranty or (iii) Purchaser’s rights under the Contractor Warranties.

5.7 “As Is.” Purchaser acknowledges that it shall inspect the Property prior to the expiration of the Due Diligence Period and shall satisfy itself as to the condition of the Property subject to the completion of Punch List Items. The Property is being sold by Seller and purchased by Purchaser in its “AS IS” condition except for the obligation of Seller to complete the Punch List Items, the Seller Warranties, the Contractor Warranties, and the other obligations of Seller which survive the Closing. If Purchaser does not terminate this Agreement prior to the end of the Due Diligence Period, then it shall be presumed conclusively that Purchaser has had an adequate opportunity to review and inspect all portions of the Property, including, without limitation, the environmental condition of the Property, and, based upon its inspections Purchaser has determined that the condition of all portions of the Property subject to the completion of Punch List Items are satisfactory to Purchaser and Purchaser accepts every portion of the Property in its “AS IS, WHERE IS, WITH ALL FAULTS” condition, without requiring any action, expense or other thing or matter on the part of the Seller to be paid or performed except for the completion of Punch List Items, the Seller Warranties, the Contractor Warranties, and the other obligations of Seller which survive the Closing.

5.8 Indemnity. Purchaser shall indemnify, defend and hold Seller harmless from and against any loss, claim, damage, or injury arising out of Purchaser and its employees, agents, contractors and representatives entry onto, and the activities of such persons on the Property. This provision shall survive the termination of this Agreement.

ARTICLE 6

TERMINATION OF MASTER DECLARATION, CONDOMINIUM DECLARATIONS

AND UNIT PURCHASE AGREEMENTS

6.1 Seller shall use commercially reasonable efforts to terminate the Master Declaration with respect to the Terminated Property during the Due Diligence Period so that the Title Company will agree to issue the Title Policy at Closing without exception to the Master Declaration. If Seller is unable to terminate the Master Declaration with respect to the Terminated Property before the end of the Due Diligence Period in a manner that will enable the Title Company to issue the Title Policy without exception to the Master Declaration, Purchaser shall have five (5) business days after the end of the Due Diligence Period to either waive the requirement that the Master Declaration be terminated with respect to the Terminated Property or terminate this Agreement, in which event all Earnest Money shall immediately be returned to Purchaser and the parties shall be released from all other obligations under this Agreement except for the obligations that expressly survive termination.

6.2 If Seller cannot terminate the Master Declaration with respect to the Terminated Property and Purchaser does not terminate the Agreement as provided in Section 6.1, then Seller shall amend the Master Declaration (the “Master Declaration Amendment”) to reflect (i) that the Hotel will not be operated and owned as a condo hotel, as contemplated under the current Master Declaration, (ii) those provisions set forth in Exhibit J to the Third Amendment (iii) the Restrictive Covenant, (iv) the Parking Easement, (v) the Meeting Space Covenant and (vi) any other amendments as mutually agreed to by Purchaser and Seller. Seller and Purchaser shall utilize their good faith efforts to agree on the form of the Master Declaration Amendment during the Due Diligence period.

6.3 If Seller is able to terminate the Master Declaration with respect to the Terminated Property, then Seller and Purchaser will enter into the Covenant and Easement Agreement, which will provide for the following: (i) maintenance of the common driveways and landscaping, if any, on the Property and the Development Parcel, (ii) maintenance and repair obligations for the Beach Easement by the owners of the Property and the Development Parcel, (iii) the easement for utilities, ingress, egress and access with respect to the Marina, Development Parcel and the Property, (iv) easement area for the use of 150 valet parking spaces on the Development Parcel by owners of the Sian Ocean Residence and Satori Residence, (v) the Parking Easement, (vi) the obligation to pay the pro rata portion of taxes, insurance and maintenance costs with respect to the valet parking easements by the Owner of the Property and the owners of Sian Ocean Residences and Satori Residences, (vii) easements for utilization of the walkways located on the Property providing access from the Marina Parcel and the Development Parcel to the Beach Access Easement, (viii) the Restrictive Covenant, (ix) the obligation of the owner of the Property to provide the Pool Membership Agreement; and (x) the obligation of the owner of the Development Parcel (the “Meeting Space Covenant”) to make the Temporary Function Space Location available to the owner of the Property following the term of the Development Parcel Lease if Purchaser does not exercise the Development Parcel Option (subject to temporary interruption of the availability of such space to accommodate construction on the Development Parcel provided such interruption does not exceed 36 months subject to extension as a result of force majeure), provided that, in the event that the Temporary Function

Space Location is not available for use of the Temporary Function Improvements as a result of the construction of a building on the Development Parcel, the owner of the Development Parcel shall, at such owner’s election, make available to the owner of the Property either (a) that number of valet parking spaces on the Development Parcel equal to the number of valet parking spaces lost on the Property as a result of the construction of a 4,000 square foot meeting space on the parking lot adjacent to the Hotel (the “Alternative Location”) or (b) 4,000 square feet of demised space adjacent to the Resort Pool on the first floor of the main hotel building constructed on the Development Parcel. If owner of the Development Parcel elects to provide a demised space in the hotel constructed on the Development Parcel, the owner of the Property shall be responsible for all costs to construct and operate such demised meeting space.

6.4 If Seller is able to terminate Master Declaration with respect to the Terminated Property, then Purchaser shall enter into an agreement with the Master Association (the “Pool Membership Agreement”) to provide annual pool memberships to members of the Master Association who request such membership for the use of the Pool. Seller and Purchaser shall utilize commercially reasonable to agree on the form of Pool Membership Agreement during the Due Diligence Period. Such annual pool memberships shall be $300 annually for the right of each unit owner of the Sian Ocean Residences and the Satori Residences and their families residing in the unit to utilize the Resort Pool, subject to an annual increase based upon the consumer price index.

6.5 In the event Purchaser does not terminate this Agreement during the Due Diligence Period or pursuant to Section 6.1, promptly thereafter Seller or its Affiliate shall provide written notice to the Division, as defined in the Prior Purchase and Sale Agreement, that Seller or its Affiliate is not proceeding with creating the Sian Resort Condominium and Seller or its Affiliate shall provide written notice of termination to all parties that have entered into Unit Purchase Agreements.

ARTICLE 7

DEVELOPMENT PARCEL LEASE AND DEVELOPMENT PARCEL OPTION

7.1 At Closing, Purchaser shall lease the Development Parcel from Seller for a period of four (4) years pursuant to a lease which Purchaser and Seller will negotiate in good faith during the Due Diligence Period (the “Development Parcel Lease”). The Development Parcel Lease will provide for a rental rate of $1.00 per year and will be a “Triple Net” lease, such that Purchaser will pay all costs and expenses associated with the Development Parcel (excluding debt service of Seller) including, without limitation, maintenance, insurance and taxes with respect to the Development Parcel. During the Due Diligence Period, Seller shall deliver to Purchaser copies of all plans, licenses, approvals and applications relating to the ownership and development of the Development Parcel.

7.2 The Development Parcel Lease shall contain an option to purchase the Development Parcel. Purchaser must provide at least sixty (60) days written notice to Seller of its intention to exercise the Development Parcel Option. Purchaser must pay the purchase price for the Development Parcel in cash, which will be not less than Five Million Dollars ($5,000,000) and not more than Ten Million Dollars ($10,000,000). The final purchase price for the Development Parcel will be determined through an appraisal, subject to the foregoing maximum and minimum amounts, which appraisal must take into account (i) the environmental condition of the Development Parcel and (ii) the imputation of an area for two hundred twenty five (225) of the valet parking spaces on the Development Parcel for use by owners of adjoining properties and not the Owner of the Development Parcel (notwithstanding the fact that the Covenant and Easement contemplates an easement for 300 valet parking spaces) and (iii) the Meeting Space Covenant. The appraisal of the Development Parcel will be performed by an appraiser approved by both Seller and Purchaser who has at least ten years experience appraising similar property in Broward County, Florida. In the event Seller and Purchaser are unable to agree upon an appraiser, Seller and Purchaser will each engage their own appraiser who has at least ten years experience appraising similar property in Broward County, Florida and the final purchase price for the Development Parcel will equal to the average of both appraisals; provided, however, that if the highest appraisal is more than 10% higher than the lower appraisal, the two appraisers will appoint an independent third MAI appraiser who has at least ten years experience appraising similar property in Broward County, Florida to determine the final purchase price. In such event, the average of the closest two appraisals shall be the purchase price. Seller will pay any and all transfer taxes in connection with the Purchaser’s purchase of the Development Parcel. The closing with respect to the Development Parcel shall occur on the later of (i) ninety (90) days after the exercise of the Development Parcel Option or (ii) forty-five (45) days after completion of the appraisal process specified herein.

7.3 Seller and Purchaser shall utilize commercially reasonable efforts to agree on the form of the Development Parcel Lease during the Due Diligence Period.

7.4 The Covenant and Easement Agreement shall include the Meeting Space Covenant.

ARTICLE 8

TERMINATION OF MANAGEMENT AGREEMENTS, UNIT PURCHASE

AGREEMENTS, UNIT RENTAL MANAGEMENT AGREEMENTS AND

PRIOR PURCHASE AND SALE AGREEMENT

8.1 If Purchaser does not terminate this Agreement during the Due Diligence Period or pursuant to Section 6.1, after Purchaser’s receipt of written notice from Seller that Seller or its Affiliate has mailed notice of termination of the Unit Purchase Agreements, but at least fifteen (15) days prior to Closing, Purchaser, or its Affiliates, as appropriate, shall terminate the Management Agreements. Seller shall cause the Master Association and the condominium association, as appropriate, to join in such termination.

8.2 If Purchaser does not terminate this Agreement during the Due Diligence Period or pursuant to Section 6.1, after Purchaser’s receipt of written notice from Seller that Seller or its Affiliate has mailed notice of termination of the Unit Purchase Agreements, but at least fifteen (15) days prior to Closing, Purchaser shall cause its Affiliate to promptly terminate all of the Unit Rental Management Agreements in accordance with the provisions of Section 5 of Exhibit J to the Unit Rental Management Agreement.

8.3 If Purchaser does not terminate this Agreement prior to the end of the Due Diligence Period or in accordance with Section 6.1, then Purchaser and Seller agree that the Prior Purchase and Sale Agreement shall automatically terminate and be of no further force and effect except for the obligations in the Prior Purchase and Sale Agreement which expressly survive the termination and the Escrow Agent, as defined in the Prior Purchase and Sale Agreement, shall promptly refund the Deposit, as defined in the Prior Purchase and Sale Agreement, together with all interest accrued thereon to Purchaser. If this Agreement is terminated by Purchaser during the Due Diligence Period or pursuant to Section 6.1, the Prior Purchase and Sale Agreement shall remain in full force and effect.

ARTICLE 9

FRANCHISOR

9.1 Purchaser shall use commercially reasonable efforts to cause Franchisor to waive its objections to the use of laminates on the mill work in the guest rooms of the Hotel. If Franchisor will not agree to waive its objections to the use of laminates on the millwork, Purchaser shall be responsible for any costs and expenses to take any corrective actions required by Franchisor regarding the laminates on the millwork; provided, however, that Purchaser shall be entitled to use up to One Hundred Thousand Dollars ($100,000) in funds from the Warranty Holdback to pay for such work. Purchaser acknowledges and agrees that Seller shall not be required to take any corrective action regarding the use of laminates on the millwork notwithstanding the requirements of the Design Criteria and the Property Improvement Plan.

9.2 Purchaser acknowledges that in accordance with the Third Amendment, Purchaser, at its sole cost and expense, is required to install permanent Crowne Plaza® Resort signage on the Property in compliance with the Design Criteria, including the monument sign and exterior signage on the Hotel (collectively the “Signage”). Purchaser acknowledges and agrees that Seller is not required to take any action with respect to the Signage, notwithstanding the requirements of the Design Criteria and the Property Improvement Plan.

9.3 Purchaser shall use commercially reasonable efforts to cause Franchisor to amend that certain Franchise Indemnity Amendment, executed by an Affiliate of Seller in Franchisor’s favor in connection with the License Agreement, in order to delete the representation at Section 2(a) of the Franchise Indemnity Agreement. Such amendment will be effective as of the termination of the Prior Purchase and Sale Agreement.

ARTICLE 10

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Seller’s Representations. Seller hereby makes the following representations, warranties and covenants to Purchaser, which representations, warranties and covenants shall survive the Closing:

10.1.1 Authority; No Violation. Seller is duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has the full power and authority to own and operate all of its properties and assets constituting the Property. The execution, delivery, and performance of this Agreement has been duly and validly authorized by all necessary action of Seller and is a valid and binding obligation of Seller. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any Contract, License or Entitlement, or other agreement, instrument, or arrangement to which the Seller is a party or by which it or the Property or any portion thereof is bound other than the Unit Purchase Contracts, the Franchise Indemnity Agreement, and the Prior Purchase and Sale Agreement; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller or otherwise encumbering any of the Property; (iii) a violation of or conflict with any term or provision of any judgment, decree, order, statute, injunction, rule, or regulation of a governmental unit applicable to Seller or the Property or any portion thereof; or (iv) the creation or imposition of any lien, charge, or encumbrance on the Property or any portion thereof.

10.1.2 Compliance with Laws. To the Best of Seller’s Knowledge, the Improvements upon completion of the Work, shall be, in compliance with all applicable laws, ordinances, rules, and regulations relating thereto, including, without limitation, those relating to zoning, building codes and the ADA. All driveway entrances and exits to the Real Property are permanent and to the Best of Seller’s Knowledge no special access or other permits are required to maintain same; and the Seller or any Affiliate of Seller has not received from any insurance company or board of fire underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Improvements.

10.1.3 Licenses and Entitlements; Zoning, etc. To the Best of Seller’s Knowledge, all building permits, certificates of occupancy, and all other licenses, permits, certificates, and authority required in connection with the construction of the Improvements have been obtained, or will be obtained upon completion of the Work, and are in full force and effect and in good standing, and valid, final certificates of occupancy have been issued for the Improvements (or will be obtained upon completion of the Improvements and all Punch List Items after Closing). To the Best of Seller’s Knowledge, there is no pending or proposed change in the zoning classification of the Real Property, and the use of the Real Property and the Improvements thereon are not a non-conforming use.

10.1.4 No Consents or Approvals. No consent, waiver, approval, or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Seller in connection with the execution, delivery, or performance of this Agreement, except those which have already been obtained and those contemplated by this Agreement.

10.1.5 Taxes and Assessments. All taxes relating to the Property and the Hotel, including, without limitation, real, personal, sales and excise taxes, and excepting those taxes payable in the current year which are not yet overdue (i.e., which are still payable without interest or penalty), have been paid in full or will be paid in full prior to or at the Closing. Seller has provided Purchaser as part of the Disclosure Information, all notices received by Seller relating to any proposed increase in the assessed valuation of the Real Property for the year 2007.

10.1.6 Environmental Matters. To the best of Seller’s Knowledge, except as disclosed in the Environmental Reports, (i) neither Seller nor, any previous owner, tenant, occupant, or user of the Real Property, nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Real Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping, or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in, or about the Real Property, or transported any Hazardous Materials to, from, or across the Real Property, except in all cases in compliance with Environmental Requirements and only in the course of legitimate business operations on the Real Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping, or disposal of Hazardous Materials); (ii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in, or about the Real Property; (iii) no Hazardous Materials have migrated from the Real Property upon or beneath other properties; (iv) no Hazardous Materials have migrated or threatened to migrate from other properties upon, about, or beneath the Real Property; and (v) there are no other aboveground or underground storage tanks located on the Real Property.

10.1.7 Utilities. To the Best of Seller’s Knowledge, water, sewer, gas, electric, and telephone services is available to the Property with sufficient capacity to service the Hotel.

10.1.8 No Defaults. Neither the Seller nor any Seller’s Affiliate is in default under any agreement affecting any of the Property with the possible exception of the Unit Purchase Contracts, the Prior Purchase and Sale Agreement and the Franchise Indemnity Agreement, no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder on the part of the Seller or any other party thereto with the possible exception of the Unit Purchase Contracts, the Prior Purchase and Sale Agreement and the Franchise Indemnity Agreement. To the Best of Seller’s Knowledge, Seller is in compliance with the terms and provisions of all covenants, conditions, restrictions, rights-of-way, and easements affecting the Real Property other than the Master Covenant.

10.1.9 No Litigation or Adverse Events. There are no investigations, actions, suits, proceedings, or claims pending or, to the Best of Seller’s Knowledge, threatened against or affecting Seller or the Property other than disputes with contractors and subcontractors in connection with the completion of the Work and disputes under the Unit Purchase Agreements. Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or governmental body.

10.1.10 Eminent Domain. There is no pending or, to the Best of Seller’s Knowledge, any proposed or threatened eminent domain, condemnation, or similar proceeding, or private purchase in lieu of such a proceeding, which would affect the Land or the Real Property in any way whatsoever.

10.1.11 Contracts. All of the Contracts are listed on Exhibit F attached hereto and made a part hereof, and there are no other Contracts which will become an obligation of Purchaser following the Closing. Except as to the Material Contracts, each of the Contracts may be canceled upon thirty (30) days or less notice without penalty or premium payment. Each of the Material Contracts are listed on Exhibit G attached hereto and made a part hereof. With respect to each Contract (i) the Contract has been duly and validly executed and delivered by or on behalf of Seller; (ii) the Contract is in full force and effect and is enforceable in accordance with its terms; (iii) the copy of each Contract provided by Seller to Purchaser is true and accurate and is unmodified except as shown therein and there are no understandings, oral or written, between the parties to the Contract which in any manner vary the obligations or rights of either party; (iv) neither Seller, nor, to the Best Knowledge of Seller, any other party, is in default under any of the Contracts, and no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder on the part of the Seller or any other party thereto; and (v) no prepayments or deposits have been made with respect to the Contracts, except as listed on Exhibit G.

10.1.12 Non-Foreign Person. Seller is not a “foreign person” as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended, and the Seller is not subject to withholding under Florida or any other state law.

10.1.13 Mechanic’s Liens. All bills and claims for labor performed and materials furnished to or for the benefit of the Real Property for which the Seller would be responsible following the Closing have been paid in full or will be paid by Seller in the ordinary course of business by Seller, and at Closing there will be no mechanic’s or materialmen’s liens (whether or not perfected) on or affecting the Real Property, which have not been satisfied or transferred to bond.

10.1.14 Tangible Property and Operating Equipment. All Tangible Property and Operating Equipment which Seller is required to provide in accordance with the Plans and Specifications and the Property Improvement Plan, excluding the items to be provided by Purchaser which are included in the Pre-Opening Budget will be located in the Real Property and will constitute Tangible Property which will be transferred to Purchaser at Closing.

10.1.15 Hotel Names. Seller has received no notice and has no knowledge that the use of the Hotel Name violates any third party rights.

10.1.16 Bankruptcy. Neither Seller nor any member of Seller has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

10.1.17 Full Disclosure. To the Best of Seller’s Knowledge, no representation or warranty of Seller in this Agreement, or in any information, statement, or certificate furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. To the Best of Seller’s Knowledge, all Disclosure Information delivered by Seller in connection with this Agreement is compete and accurate, in all material respects, subject to the provisions of Section 5.1.

10.2 Definition of Knowledge. When used in this Agreement, the terms “Seller’s Knowledge”, “Best of Seller’s Knowledge” and “Knowledge” shall mean the actual knowledge of Michael Lerner, Arthur Slaven or Bromley Kelly.

10.3 Pre-Closing Disclosure. As of Closing, Seller shall be deemed to remake and restate the representations and warranties set forth in Section 10.1, except that the representations shall be updated by Seller delivering written notice to Purchaser to reflect any fact, matter or circumstance which may first come within Seller’s Knowledge after the date of this Agreement which would make any of Seller’s representations or warranties contained herein untrue, incomplete, or incorrect in any material respect (any such disclosure being referred to as a “Pre-Closing Disclosure”).

10.4 Seller Warranty. Seller warrants to Purchaser that the Building Systems have been and will be installed (i) in compliance with the Property Improvement Plan, and the Plans and Specifications and all applicable laws, (ii) in accordance with sound engineering practices, (iii) in a good and workmanlike manner consistent with building construction standards in the South Florida marketplace, and (iv) free of design defects, liens and any and all licenses, royalties and other liabilities for the use of patents, copyrights, trade secrets or other intellectual property (exclusive of materials, equipment or other items supplied by Purchaser). Seller agrees to correct any Building System that is found not to be in conformance with this Section 10.4.1 for a period of twelve months from the Closing Date.

10.5 Limitation of Warranties. OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO THE WORK OR THE BUILDING SYSTEMS.

10.6 Correction of Building Systems.

10.6.1 Seller agrees to correct any of the Building Systems that are found not to be in conformance with Section 10.4.

10.6.2 Seller shall, immediately upon of receipt of notice from Purchaser that the Building Systems are not in conformance herewith, commence correction of such Building Systems, including the correction, removal or replacement of any Building Systems and damage caused in connection with the correction, removal or replacement of any Building System. If Seller fails to promptly commence the necessary steps or fails to continue to prosecute such steps through completion, Purchaser may provide Seller with notice that Purchaser will commence or assume correction of such Building Systems and repair any damage caused in connection with the correction, removal or replacement of any Building System with its own resources if Seller does not promptly commence or continue to prosecute such steps through completion. If Seller fails to timely respond and if Purchaser does perform such corrective and repair of the Building Systems, as a result of Seller’s failure, Seller shall be responsible for all reasonable costs incurred by Purchaser in performing such correction.

10.7 Limitations Concerning Representations and Warranties. Except as provided in Section 10.4 and except for any claims relating to the Contractor Warranties, but notwithstanding any other provision in this Agreement to the contrary, any claim, action, suit, or proceeding based upon a breach by Seller of any representation or warranty of Seller in this Agreement, as updated by any Pre-Closing Disclosures, shall be brought within one year from the Closing Date, or said claim shall be forever barred. Purchaser shall give Seller notice of any breach of a representation or warranty of Seller contained in this Agreement, as updated by any Pre-Closing Disclosures, which is discovered following the Closing, and (unless in the reasonable opinion of Purchaser, such breach has caused an emergency or is likely to cause Purchaser to incur imminent, monetary, or economic loss), Seller shall have such reasonable period of time as may be necessary in which to cure the breach before Purchaser attempts to cure or institutes any action against Seller.

ARTICLE 11

CASUALTY AND EMINENT DOMAIN

From and after the date of this Agreement, Seller agrees with Purchaser as follows:

11.1 Risk of Loss. Seller shall retain the risk of loss to the Property by fire or other casualty until the Closing. If a loss in excess of $1,000,000 occurs prior to Closing, Purchaser may elect to either: (i) terminate this Agreement upon written notice to Seller, in which event the Earnest Money Deposit shall be immediately refunded to Purchaser and the parties released from all further obligations under this Agreement, except those obligations that expressly survive termination; or (ii) proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s rights to insurance proceeds payable in respect of such loss, not previously expended by Seller to repair the Property, including the sole right to settle or approve the settlement of any insurance claim, and the Purchase Price shall be reduced by the amount of any deductible and by the amount of any proceeds paid to Seller that are not used for repair and restoration of the Property. Purchaser shall have ten (10) days after receipt of notice of the casualty to notify Seller as to whether Purchaser elects to proceed with Closing. During such 10-day period, Seller shall cooperate and use commercially reasonable efforts to provide Purchaser with all information reasonably necessary to evaluate the loss. Seller shall notify Purchaser in writing within three (3) business days after any casualty occurs to all or any portion of the Property. Notwithstanding anything in this Section 11.2 to the contrary, Seller shall be permitted to take such action to mitigate and to restore any damage to the Improvements caused by fire or other casualty as Seller reasonably deems necessary to protect its interest, or otherwise as required of Seller under any deed of trust or mortgage encumbering the Real Property, and in such event, and notwithstanding subsection (ii) hereinabove, Seller shall be entitled to receive all insurance proceeds payable in connection with such mitigation and restoration after Seller’s payment of all deductibles in connection with such loss. In the event of any such loss is $1,000,000 or less, the parties shall proceed with the Closing as provided in (ii) hereinabove.

11.2 Eminent Domain. If all or any material part of the Property is condemned or if condemnation proceedings are instituted or threatened affecting a material part of the Property, Purchaser may elect to either cancel this Agreement or proceed with Closing, in which event Seller shall assign to Purchaser all of its rights to the condemnation proceeds, including the sole right to settle or approve the settlement of any condemnation award, and Purchaser shall not be entitled to any credit against the Purchase Price. Purchaser shall have ten (10) days after receipt of notice of any such condemnation proceedings to notify Seller as to whether Purchaser elects to (i) terminate this Agreement upon written notice thereof to Seller, in which event the Earnest Money Deposit shall be immediately returned to Purchaser and the parties released from all further obligations under this Agreement except for the obligations that expressly survive termination, or (ii) proceed with Closing without reduction in the Purchase Price. During such 10-day period, Seller shall cooperate and use commercially reasonable efforts to provide Purchaser with all information reasonably necessary to evaluate the scope of the condemnation proceedings. Seller shall notify Purchaser in writing within three (3) business days after learning of any pending or threatened condemnation of all or any portion of the Real Property. For purposes hereof, a “material” portion of the Real Property shall be any portion of the Real Property which will have a material adverse impact on Purchaser’s ability to operate the Property as planned upon completion of the Improvements. In the event that condemnation proceedings are instituted or threatened in connection with a portion of the Real Property which is not material, the parties shall proceed with Closing, and Seller shall assign to Purchaser all Seller’s rights to the condemnation proceeds, including the sole right to settle or approve the settlement of any condemnation award, and Purchaser shall not be entitled to any credit against the Purchase Price.

ARTICLE 12

SELLER COVENANTS

12.1 Liens. Seller shall keep the Property free and clear of all liens, claims, or demands, including, without limitation, mechanics’ liens, in connection with work performed and materials provided before the Closing, and if any such lien is filed or levied, Seller shall secure its release prior to the Closing, or otherwise bond or insure over such lien to the reasonable satisfaction of the Title Company at Closing, pay in full the amount of such lien from the sales proceeds due Seller at Closing.

12.2 Title Matters. Seller will deliver to the Title Company all instruments, documents, and other materials in its possession, and will execute all affidavits, indemnities, releases, and agreements, in order to secure the issuance of the Title Commitment and the Title Policy, including any necessary indemnification regarding construction on the Property, if any.

12.3 Insurance. Seller shall maintain all liability and casualty insurance (on an occurrence basis) in accordance with prior practices (such insurance to be canceled by Seller after Closing), but in any event in accordance with prudent insurance practice. Within ten (10) days after the date of this Agreement, Seller shall provide Purchaser with certificates and/or endorsements from the insurance carriers for the insurance required to be maintained pursuant to this Section evidencing such coverage.

12.4 Tax Proceedings. Seller shall not withdraw, settle, or otherwise compromise any protest or reduction proceeding affecting real estate taxes relating to the Property for the year in which the Closing occurs or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Real estate tax refunds and credits related to all periods prior to the Closing Date shall remain the property of Seller and shall not constitute “Intangible Property.” Real estate tax refunds and credits received after the Closing Date for the year in which the Closing occurs shall be prorated between Seller and Purchaser in the same manner as the proration of real estate taxes between Seller and Purchaser at Closing. This provision shall survive the Closing.

12.5 Copies of Notices. Seller shall provide Purchaser with copies of all written notices and correspondence concerning the Property received from any insurance company which carries insurance on the Property or Board of Fire Underwriters, or from any governmental authority, promptly upon receipt of same. This provision shall survive the Closing.

12.6 Prohibition on Marketing. From and after the date hereof, Seller shall withdraw the Property from the market and refrain from offering the Property or any portion thereof for sale to any other party and terminate any pending negotiations for any such sale with any party other than Purchaser, and refrain from entering into any such negotiations.

12.7 Removal of Property. Seller shall not alter or remove any item of Tangible Property or Operating Equipment from the Real Property unless the same is replaced with items of the same or similar quality and quantity.

12.8 Roof Repairs. The roofing consultants retained by Seller and Purchaser shall meet and confer to determine if they agree on the curative action relating to the roof necessary to obtain the warranty specified below. If they fail to reach agreement within ten (10) days of the execution of the Purchase Agreement, Seller and Purchaser shall jointly retain a mutually agreeable roofing consultant who will identify the curative action required with respect to the roof. Seller, at its sole cost and expense, shall take the required curative action to repair the roof prior to Closing and shall (i) cause the manufacturer of the roof (“GAF”) to provide a minimum ten (10) year warranty for materials and labor related to the functionality of the roof and covering all costs associated with the replacement of the roof, (ii) obtain a letter from GAF accepting the condition of the roof as completed, and (iii) cause Seller’s roofing contractor to provide to Purchaser a ten (10) year maintenance contract regarding the roof. Purchaser shall pay the annual fees due with respect to the maintenance contract not to exceed $20,000 per year. This provision shall survive the Closing.

12.9 Punch List. Seller shall complete all of the punch list items listed on Exhibit S, as well as any Punch List items identified by Purchaser during the Due Diligence Period (collectively the “Punch List Items”) that were not completed in a good and workmanlike manner, consistent with construction practices in the South Florida marketplace and in compliance with the Property Improvement Plan, and Plans and Specifications within a reasonable time after Closing. This provision shall survive Closing.

12.10 Certificate of Occupancy. Seller shall utilize commercially reasonable efforts to (i) resolve all conditions specified in connection with the temporary certificate of occupancy issued prior to Closing and (ii) obtain a final certificate of occupancy for the Hotel as expeditiously as possible after Closing. This provision shall survive Closing.

ARTICLE 13

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby makes the following representations and warranties to Seller, which representations and warranties shall survive the Closing and all of which (i) are material and are being relied upon by Seller, and (ii) are true, complete and accurate, in all material respects, as of the date hereof and shall be true, complete and accurate, in all material respects, as of the Closing Date:

13.1 Authority. Purchaser is a Delaware limited liability company duly formed and validly existing under the laws of the State of Delaware and as of the Closing will be in good standing under the laws of the State of Florida, and has full power and lawful authority under Purchaser’s organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. All actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Purchaser and its Affiliates) have been taken. The execution, delivery, and performance of this Agreement has been duly and validly authorized by all necessary action of Purchaser and is a valid and binding obligation of Purchaser. Purchaser’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under, any of Purchaser’s organizational documents, any other agreement to which Purchaser is a party or any law, judgment or order applicable to Purchaser.

13.2 Bankruptcy. Neither Purchaser nor any members of Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

If Purchaser assigns its rights under this Agreement to the extent permitted under the terms of this Agreement, such permitted assignee shall be required and deemed to have made the foregoing representations and warranties as of the date of assignment and the Closing Date, modified to apply to the assignee, including its form of enterprise and state of formation. All of such assignee’s representations and warranties shall survive the Closing.

ARTICLE 14

TITLE AND SURVEY

14.1 Title Policy and Survey. Purchaser shall have until the end of the Due Diligence Period to obtain, at Purchaser’s sole cost and expense, (i) a commitment (the “Title

Commitment”) for an ALTA Form B Owner’s Title Insurance Policy (10-17-70 amended 10-17-84) for the Land, the Beach Easement, the Parking Easement and Covenant and Easement Agreement (the “Title Policy”) issued by the Title Company in the full amount of the Purchase Price covering title to the Land on or after the date hereof, showing Seller as owner of the Land, subject only to the Permitted Exceptions, and (ii) copies of all documents of record referenced in Schedule B, Section 2 of the Title Commitment. The Title Commitment shall commit to insure Purchaser’s fee interest in the Land together with the easement rights in the Beach Easement, the Parking Easement and the Covenant and Easement Agreement. Upon Closing, the Title Policy shall insure Purchaser’s fee interest in the Land, together with the easement rights in the Beach Easement, the Parking Easement and the Covenant and Easement Agreement. The Title Policy shall not include any of the general exceptions which shall be deleted. The Title Policy shall include the following endorsements: (i) a contiguity endorsement insuring that all parcels comprising the Land, if necessary; (ii) a survey endorsement; (iii) a Florida Form 9 endorsement and (v) such other endorsements as Purchaser shall reasonably request.

During the Due Diligence Period, Purchaser, at its sole cost and expense, shall use commercially reasonable efforts to obtain and deliver to the Title Company and Seller a survey (“Survey”) prepared by a registered Florida surveyor, which shall show all improvements as completed and in accordance with such standards as shall be determined by Purchaser. The Survey shall be certified to Purchaser, Seller and the Title Company and shall be otherwise reasonably acceptable to Purchaser.

Purchaser shall have until the expiration of the Due Diligence Period to deliver to Seller written objections with respect to matters disclosed in the Title Commitment and Survey other than the Permitted Exceptions. In the event Purchaser does not object to any matters shown in the Title Commitment and Survey prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived such objections and same shall be deemed Permitted Exceptions for all purposes under this Agreement. Such objections shall be specific and must state in reasonable detail what Purchaser finds objectionable and the changes Purchaser requires in order to satisfy it objections. Seller shall have until the Closing Date in which to cure or remove such objections other than the Permitted Exceptions or to establish other arrangements that will satisfy Purchaser. The failure of Seller to cure or remove such objections following Seller’s good faith efforts shall not constitute a default by Seller hereunder. If Seller is not able to cure or remove such objections by the Closing Date, or Purchaser has not otherwise been satisfied as above-provided, Purchaser may terminate this Agreement by written notice to Seller on the Closing Date and in such event the Earnest Money Deposit shall be immediately refunded to Purchaser and the parties released from all other obligations under this Agreement, except for the obligations that expressly survive termination. If Purchaser does not so terminate this Agreement, then the conditions of title as set forth in the Title Commitment and Survey as modified by the foregoing procedures shall be deemed “Permitted Exceptions” for purposes of this Agreement. If Purchaser does not terminate this Agreement as above-provided, Seller and Purchaser shall confirm in writing the Permitted Exceptions as finalized pursuant to the foregoing provisions. Any additional title exceptions which may arise between the effective date of the Title Commitment and the Closing Date which are not Permitted Exceptions, shall not constitute “Permitted Exceptions” hereunder without the written agreement of both Seller and Purchaser. Seller’s failure to remove any such additional conditions or exceptions arising after the effective date of the Title Commitment which are not Permitted Exceptions shall constitute a default by Seller hereunder.

Notwithstanding the foregoing, subject to the provisions of Sections 6.2 and 6.5 below, the Title Policy must provide express coverage insuring that the Property is not subject to either (i) the Master Declaration (unless termination of the Master Declaration with respect to the Terminated Property is waived by Purchaser), or (ii) any Unit Purchase Agreement. Seller and Seller’s Principals agree that they will cooperate with the Title Company to provide any indemnity as may be required by the Title Company to provide such coverage. In the event that the Title Company cannot provide coverage without either of these exceptions, Seller and Seller’s Principals must provide Purchaser with an indemnification agreement, to be agreed upon during the Due Diligence Period, to indemnify Purchaser against any and all loss or damage due to the enforcement of either the Master Declaration or any Unit Purchase Agreement.

ARTICLE 15

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to close hereunder shall be subject to the satisfaction of each of the following conditions unless waived by Purchaser:

15.1 Representations and Warranties True at Closing. Subject to Section 10.3, the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made or given at the Closing.

15.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

15.3 Title. The Title Company shall be prepared to issue the Title Policy subject only to the Permitted Exceptions.

In the event the conditions precedent to Purchaser’s obligation to close are not satisfied by the Closing Date, Purchaser shall have the option, to be exercised on the Closing Date, of (i) waiving the condition and closing without a reduction in the Purchase Price; (ii) terminating this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser and the parties released from all further obligations under Agreement except for the obligations that expressly survive the termination; or (iii) pursue those remedies available to Purchaser under Section 19.2.

ARTICLE 16

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to close hereunder shall be subject to satisfaction of the following conditions unless waived by Seller:

16.1 Representations and Warranties True at Closing. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made or given at the Closing.

16.2 Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

In the event the conditions precedent to Seller’s obligation to close are not satisfied by the Closing Date, Seller shall have the option, to be exercised on the Closing Date, of (i) waiving the condition and closing without a reduction in the Purchase Price; (ii) terminating this Agreement, in which event the Escrow Agent shall disburse the Earnest Money Deposit to Seller as liquidated damages, and the parties shall be released from all further obligations under this Agreement, except for the obligations that expressly survive termination.

ARTICLE 17

CLOSING

17.1 Time and Place. The Closing shall take place at the offices of Holland & Knight LLP, 701 Brickell Avenue, Miami, Florida 33131 at 10:00 a.m. on the Closing Date, time being of the essences.

17.2 Deposit of Documents in Escrow Prior to Closing. Not later than two (2) days prior to Closing, Seller shall deposit in escrow with the Title Company (the “Escrow”) all documents to be delivered by Seller at Closing, together with mutually agreeable escrow instructions (consistent with the terms of this Agreement) as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

17.3 Seller’s Deliveries Through Escrow at Closing. At the Closing, Seller shall deliver, and shall cause Seller’s Principals to deliver, through the Escrow, the following in the form attached hereto (or if no such form is attached hereto, in form and substance reasonably acceptable to Purchaser):

17.3.1 The Deed duly executed by Seller.

17.3.2 The Bill of Sale duly executed by Seller, including an inventory (in detail reasonably satisfactory to Purchaser) of all of the Tangible Property to be conveyed to Purchaser.

17.3.3 Two (2) counterparts of the Assignment of Contracts, executed by Seller.

17.3.4 The FIRPTA Affidavit duly executed by Seller.

17.3.5 Two (2) counterparts of the Warranty Holdback Escrow Agreement, executed by Seller.

17.3.6 Two (2) counterparts of the Sian License Agreement, executed by Seller

17.3.7 Two (2) counterparts of the Covenant and Easement Agreement, executed by Seller.

17.3.8 Two (2) counterparts of the Indemnity Guaranty, executed by Seller’s Principals.

17.3.9 Two (2) counterparts of the Development Parcel Lease, executed by Seller.

17.3.10 Two (2) counterparts of the Beach Easement, executed by Seller.

17.3.11 Evidence of authority of Seller to execute and deliver the Seller deliveries.

The Title Company will be authorized to use the foregoing documents, instruments, and funds to close the Escrow only if and when Title Company holds for the account of Seller all sums to be paid by Purchaser to Seller at the Closing and all documents to be delivered by Purchaser through the Escrow pursuant to Section 17.5 hereof.

17.4 Seller’s Deliveries Outside Escrow at Closing. At the Closing, Seller shall deliver the following to Purchaser:

17.4.1 The originals, or if such originals are not in the possession of Seller, copies certified by Seller to be true, complete, and correct copies, of all Contracts and all Licenses and Entitlements in the possession or control of Seller, and separate assignments thereof to the extent deemed appropriate by Purchaser.

17.4.2 Possession of the Property free and clear of all liens other than the Permitted Exceptions.

17.4.3 A complete set of keys to the Property, appropriately tagged for identification.

17.4.4 Any other documents, instruments, or agreements and items which Purchaser may reasonably request to carry out the intent of this Agreement.

Notwithstanding anything contained herein to the contrary, excluded property shall be removed from the Hotel by Seller at its expense on or prior to the Closing Date.

17.5 Purchaser’s Deliveries at Closing. Not later than the Closing, Purchaser shall deliver to Seller, through the Escrow:

17.5.1 The balance of the Purchase Price as set forth in Article 3 plus or minus any of the closing adjustments described in Article 16.

17.5.2 Two (2) duly executed counterparts of the Assignment of Contacts.

17.5.3 Two (2) duly executed counterparts of the Warranty Holdback Escrow Agreement.

17.5.4 Two (2) counterparts of the Sian License Agreement, executed by Purchaser

17.5.5 Two (2) duly executed counterparts of the Covenant and Easement Agreement.

17.5.6 Two (2) counterparts of the Development Parcel Lease, executed by Purchaser.

17.5.7 Two (2) counterparts of the Beach Easement, executed by Purchaser.

17.5.8 Evidence of authority of Purchaser to execute and deliver the Purchaser deliveries.

The Title Company will be authorized to use said funds, instruments, and documents to close the Escrow only if and when: (i) the Title Company holds for Purchaser the items required by Section 12.2 hereof and (ii) the Title Company is prepared to issue the Title Policy promptly following the Closing.

17.6 Close of Escrow. Provided that the Title Company shall not have received written notice in a timely manner from Purchaser or Seller of the failure of any condition to the Closing or of the termination of the Escrow, and if and when Purchaser and Seller have deposited into the Escrow the items required by this Agreement, and the Title Company can and will issue the Title Policy concurrently with the Closing, the Title Company shall simultaneously:

17.6.1 record the Deed, Beach Easement and Covenant and Easement Agreement;

17.6.2 deliver to Purchaser a fully executed original of each of the items set forth in Section 15.3 hereof; and

17.6.3 deliver to Purchaser the Title Policy.

17.6.4 deliver to Seller: (i) funds in the amount of the Purchase Price, less (a) all amounts to be paid by Seller pursuant to Article 18 (unless Seller has deposited such sums with the Title Company), and (b) all amounts paid by the Title Company as required to satisfy liens and encumbrances on the Property, other that the Permitted Exceptions, in order to put title to the Property into the state required by this Agreement (unless Seller has deposited such sums with Title Company), and (ii) a fully executed original of the Assignment of Contracts, Beach Easement, Restrictive Covenant and Covenant and Easement Agreement.

17.7 Application of Seller’s Proceeds. Seller hereby instructs the Title Company to deduct from the amounts due it through the Escrow Seller’s share of the prorations herein, and all amounts required to be paid to the holders of any lien or encumbrance on the Property as required to permit Seller to convey title to Purchaser in the condition required by this Agreement. Seller shall have the right, by separate instructions to the Title Company, to direct the manner and payees of any funds due Seller.

17.8 Post-Closing Covenants. After the Closing, Seller and Purchaser, at the request of each other, shall each furnish, execute, and deliver such documents, instruments, certificates, notices, or other further assurances as the other shall reasonably request as necessary or desirable to effect complete consummation of this Agreement.

ARTICLE 18

CLOSING ADJUSTMENTS AND RELATED ITEMS

18.1 Closing Adjustments. The following matters and items shall be apportioned between Seller and Purchaser as of the Cut-off Time (it being intended that Purchaser shall have the benefits and burdens of ownership of the Property on the Closing Date), and to the extent such items cannot be determined at the Closing, the parties shall adjust any remaining items as soon as practicable after the Closing. Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at Closing and net credits in favor of Seller shall be paid in cash by Purchaser at the Closing.

18.1.1 Fees paid or payable for Licenses or Entitlements shall be provided apportioned between the parties as of the Cut-off Time.

18.1.2 Real estate and personal property taxes shall be apportioned as of the Cut-Off Time on the basis of the calendar year for which assessed, except that if the Closing Date shall occur before the current tax bill is available, then the apportionment of taxes shall be based upon the tax rate for the immediately preceding year applied to the latest assessed valuation and Purchaser and Seller agree to readjust the tax apportionments within thirty (30) days of demand by either party when the actual charges for the current year are determined based upon the maximum discount allowed by law.

18.1.3 Water and sewer payments; charges under any Contracts assigned to Purchaser; and any or all other apportionable operating costs, charges, and expenses shall be prorated to the Cut-off Time. Utility meters shall be read on or as close as practicable to the date of the Closing. Utilities to such date shall be paid by or debited to Seller at the Closing, except that any advance payments for utilities by Seller shall be prorated and credited to Seller at Closing.

18.1.4 At the Closing, Seller shall be entitled to all Deposits and Reimbursements.

18.1.5 Such other items constituting prorations as are normally made in connection with the sale of similar properties in the City of Hollywood, Broward County, Florida.

18.2 Closing Charges. All state and local documentary transfer taxes in connection with the transfer of the Property shall be borne by Seller. Purchaser shall pay for all costs to record the Deed, Beach Easement, Restrictive Covenant and Covenant and Easement Agreement and any taxes and recording fees associated with any mortgage that may be obtained by Purchaser. Purchaser shall pay the title insurance premium for Title Policy, and all endorsements as required hereunder, all title examination costs, recording charges, and notary fees. The charges and fees of the Title Company acting as escrowee to close this transaction shall be divided equally between Seller and Purchaser.

18.3 Closing Statement. At least three (3) business days prior to Closing, Seller and Purchaser will prepare a closing statement consistent with the Closing Adjustments and the Closing Charges as set forth in Sections 18.1 and 18.2 above.

ARTICLE 19

REMEDIES

19.1 Seller’s Remedies. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF PURCHASER FAILS TO MATERIALLY PERFORM IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE DEPOSIT SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES (WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST PURCHASER WITH RESPECT TO ALL PROVISIONS OF THIS AGREEMENT), AT WHICH TIME THIS AGREEMENT SHALL BE NULL AND VOID AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT SUCH RIGHTS AND OBLIGATIONS AS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. SELLER ACKNOWLEDGES AND AGREES THAT (1) THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE EARNEST MONEY DEPOSIT SHALL BE AND CONSTITUTE REASONABLE AND VALID LIQUIDATED DAMAGES. ALTERNATIVELY, SELLER MAY PURSUE SPECIFIC PERFORMANCE OF THIS AGREEMENT. THE FAILURE OF SELLER TO FILE AN ACTION FOR SPECIFIC PERFORMANCE WITH TWENTY (20) DAYS OF SUCH BREACH SHALL CONSTITUTE SELLER’S ELECTION TO RETAIN THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES.

Initials of Seller: ______________        Initials of Purchaser: _______________

19.2 Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then Purchaser may, as its sole and exclusive remedy hereunder and at Purchaser’s option, (a) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, except such rights and obligations that expressly survive the termination of this Agreement, (b) seek specific performance of this Agreement or (c) if specific performance is not available as hereinafter provided, be entitled to receive the liquidated damages hereinafter specified. Purchaser’s failure to file an action seeking specific performance within twenty (20) days from such breach shall constitute its election to proceed under clause (a) above. If specific performance is not legally available to Purchaser due to an intentional act of Seller (e.g., Seller has sold the Property to another party) or failure to act by Seller (e.g., Seller fails to give notice of termination of the Unit Purchase Agreements), or if, upon the exercise of its right to specific performance, Purchaser shall not receive substantially the benefit of its bargain due to an intentional act of Seller (e.g., the condition of the Property or the condition of title to the Property has materially changed directly due to an intentional act of Seller arising after the date of this Agreement), then in either such case, in addition to terminating this Agreement, Purchaser shall be entitled to liquidated damages equal to the difference between the Purchase Price and the proceeds of the sale of the Property to a third party.

ARTICLE 20

SURVIVAL AND INDEMNIFICATION

20.1 Survival. This Agreement shall survive the Closing.

20.2 Indemnifications.

20.2.1 Seller Breach. Each party hereto shall indemnify, defend, and hold the other harmless against and in respect of any loss, damage, deficiency, or expense (including reasonable attorneys’ fees) resulting from any material misrepresentation, material breach of warranty, or material non-fulfillment of any covenant, agreement, or obligation on the part of the other party under this Agreement.

20.2.2 Obligations for Pre-Closing and Post-Closing Matters. Seller shall indemnify, defend, and hold Purchaser harmless against, and reimburse Purchaser on demand for, any and all liabilities, claims, costs, losses, and expenses (including reasonable attorneys’ fees), whether direct, contingent, or consequential and no matter how arising, in any way related to the Property, and resulting from claims asserted against Purchaser by any third party based on (i) facts or circumstances occurring on or before the Closing Date, and not otherwise caused by any act, conduct, omission, contract, or commitment of Purchaser, or (ii) any act, conduct, omission, contract or commitment of Seller at any time or times, whether or not disclosed to Purchaser prior to the Closing Date. Purchaser shall indemnify, defend, protect, and hold Seller harmless against, and reimburse Seller on demand for, any and all liabilities, claims, costs, losses, and expenses (including reasonable attorneys’ fees), whether direct, contingent, or consequential, and no matter how arising, in any way related to the Property and resulting from claims asserted against Seller by any third party, but only if based on (i) facts or circumstances occurring following the Closing Date, and not otherwise caused by any act, conduct, omission, contract, or commitment of Seller, or (ii) any act, conduct, omission, contract, or commitment of Purchaser related to the Property at any time or times.

20.2.3 Seller shall indemnify, defend, and hold Purchaser and Franchisor, if requested, harmless against, and reimburse Purchaser and Franchisor, if requested, on demand for, any and all liabilities, claims, costs, losses, and expenses (including reasonable attorneys’ fees), whether direct, contingent, or consequential and no matter how arising, in any way related to the Property, and resulting from claims asserted against Purchaser by any third party based on (i) termination of any Unit Purchase Agreement, (ii) termination of any Unit Rental Management Agreement, and (iii) termination of the Master Declaration with respect to the Terminated Property. Additionally, Seller’s Principals will guaranty Seller’s indemnification obligations under this Section 20.2.1 pursuant to the Indemnity Guaranty.

20.2.4 Notice and Defense of Claims. A party claiming indemnification under this Article 18 (the “Asserting Party”) must with reasonable promptness notify in writing the party from which indemnification is sought (the “Defending Party”) of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation, or other action by a third party against the Asserting Party or to any fixed or contingent liability to a third party (a “Third Party Claim”), the Defending Party may elect to assume the defense of the Third Party Claim within a reasonable time after receipt of the notice referred to above at its own expense with counsel selected by the Defending Party. The Defending Party may not assume the defense if the named parties to the Third Party Claim (including any impeded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to employ counsel reasonably approved by the Defending Party at the expense of the Defending Party. If the Defending Party timely assumes the defense of the Third Party Claim, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim. If the Defending Party timely assumes the defense of the Third Party Claim, the Asserting Party may not settle or otherwise compromise the Third Party Claim without the consent of the Defending Party. If the Defending Party fails to timely assume the defense of the Third Party Claim, the Asserting Party may settle or otherwise compromise the Third Party Claim without the consent of the Defending Party. No such settlement or compromise shall deprive or impair the Asserting Party’s right to indemnification in respect of the Third Party Claim, except to the extent the Defending Party can demonstrate that such settlement or compromise unreasonably and unfairly prejudiced the rights of the Defending Party.

20.2.5 No Release. Notwithstanding anything to the contrary in this Agreement, in no event shall the provisions of this Article 18 or any other provisions of this Agreement be deemed (i) a release by either party of any statutory or common law rights or causes of action that either party, its successors and assigns, or any third party may have against the other party with respect to the unlawful presence of Hazardous Materials at the Real Property, or (ii) an indemnification by either party or its successors and assigns of the other party with respect to any liabilities, obligations, or responsibilities of the other party to governmental authorities or third parties concerning the unlawful presence on the Real Property of Hazardous Materials.

ARTICLE 21

ADDITIONAL COVENANTS

21.1 No Assumption of Seller’s Obligation. Except as specifically provided herein to the contrary, Purchaser shall not assume, or become obligated with respect to, any obligation of Seller, including, without limitation, to the following:

21.1.1 obligations of Seller now existing or which may arise prior to the Closing Date with respect to any accounts payable or other payables, except to the extent that Purchaser receives a credit with respect thereto at Closing;

21.1.2 obligations prior to the Closing Date of any term, covenant, or provision of any Contract, except to the extent that Purchaser receives a credit with respect thereto at Closing; and

21.1.3 obligations of Seller now existing or which may hereafter exist by reason of or in connection with any alleged misfeasance or malfeasance by Seller in the conduct of its business, and with respect to any tort liability.

ARTICLE 22

HOLDBACKS

22.1 To secure the obligations of Seller under the Seller Warranty following the Closing Date, there shall be withheld from the net proceeds payable to Seller at Closing, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Warranty Holdback”) which shall be held by the Title Company as escrowee in accordance with an escrow agreement (the “Warranty Holdback Escrow Agreement”) in a form to be mutually agreed upon by Seller and Purchaser during the Due Diligence Period. Pursuant to the terms of the Warranty Holdback Escrow Agreement, Purchaser will have access to the Warranty Holdback funds in the event that Seller does not promptly complete repairs required under the Seller Warranty. The Warranty Holdback shall be deposited in an interest bearing account reasonably acceptable to Seller and Purchaser, with interest inuring to the benefit of Seller. Such sum shall be held in escrow and disbursed in accordance with the terms of the Warranty Holdback Escrow Agreement, which shall provide that after term of the Seller Warranty has ended, fifty percent (50%) of the funds remaining in the Warranty Holdback will be disbursed to Seller and 50% will be disbursed to Purchaser. Purchaser shall also have the right to withdraw funds from the Warranty Holdback in accordance with this Section 22.1.

22.2 The Warranty Holdback does not serve as a limitation on Seller’s liability and obligations with respect to the Seller Warranty.

ARTICLE 23

MARINA

23.1 Seller and Purchaser have agreed that Seller will continue to pursue the required licenses and permits for construction of a marina along the western part of the Property and adjacent to the Development Parcel, as depicted on Exhibit X attached hereto (the “Marina”). Purchaser and Seller shall each pay one-half of the costs incurred following the Closing Date to obtain all required permits to allow construction of the Marina. Once such licenses and permits are obtained, Seller and Purchaser will negotiate in good faith a construction agreement, which will provide that Purchaser will construct the Marina and each party will bear that portion of the aggregate construction costs that the net rentable linear footage ownership interest of such party in the completed Marina bears to the total net rentable linear footage of the entire Marina. Purchaser acknowledges that the Marina Parcel is not part of the Development Parcel. This provision shall survive the Closing.

ARTICLE 24

BROKERS

Purchaser and Seller each represent and warrant they have not had any conversations or dealings with any broker, finder or other intermediary in connection with the Property. Purchaser shall indemnify and save and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. Seller shall indemnify and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller, or as a result of having introduced Seller to Purchaser.

ARTICLE 25

MISCELLANEOUS

25.1 Governing Law/Venue. This Agreement shall be governed by the laws of the State of Florida, and for the purpose of any suit, action or proceeding involving this Agreement, Seller and Purchaser hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of Florida.

25.2 Entire Agreement. This Agreement (including the Exhibits hereto) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter.

25.3 Modification. This Agreement may not be amended, modified, supplemented or terminated orally, but only by an instrument or instruments in writing executed by each of the parties.

25.4 Waiver. No waiver shall be effective against either party unless it is in a writing signed by that party.

25.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.6 Successors and Assigns. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller, except to an entity which is majority owned or controlled by an Affiliate; provided, however, that Purchaser may assign its interest in this Agreement to MHI/Carlyle Investment Program I, L.L.C., a Delaware limited liability company or an affiliate of such entity. Upon any such assignment, the assigning party shall promptly provide to the other party under this Agreement written evidence of the assignment and that the assignee meets the standards set forth herein, which assignment shall state that the assignee has agreed to assume and be fully liable for the assigning party’s obligations under this Agreement. As used in this Agreement, the term “Seller” and “Purchaser” shall be deemed to include any permitted assignee or other transferee of any Seller or Purchaser, as the case may be. Upon any such transfer by a Seller or Purchaser, such original Seller or Purchaser, as the case may be, shall remain liable for the obligations of Seller or Purchaser, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

25.7 Confidentiality. Seller and Purchaser each agree to keep this Agreement and any information which either furnishes to the other pursuant hereto to the extent not otherwise within the public domain strictly confidential. Unless compelled by legal process, each party shall maintain the confidentiality of such information and shall not disclose same to persons other than its employees, agents, affiliates, attorneys, accountants, and consultants, each of whom shall be obligated by the terms of this Section 25.7.

25.8 Time of the Essence. Time is of the essence in this Agreement.

25.9 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the State of Florida, the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to “day” or “days” shall referenced here shall refer to calendar days and not business and not business days.

25.10 Bulk Sales. Seller agrees to fully comply with, and indemnify and hold Purchaser harmless against any loss, claim, or liability arising from any failure or alleged failure by Seller to comply with the provisions of Article 6 of the Uniform Commercial Code (bulk transfer act) or similar applicable laws.

25.11 Notices. All notices, notifications or other communications of any type given by any party hereto, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be in writing and shall be deemed delivered when actually received, or, if earlier and whether or not actually received, (i) if delivered by courier or in person, when left with any person at the address reflected below, if addressed as set forth below, (ii) upon the transmittal of same with electronic or telephonic confirmation, if by facsimile, when addressed and directed to the facsimile number noted below, provided that if the addressee’s facsimile machine is not in operation for any reason, the time for notice relating to facsimile as required hereunder shall be extended as reasonably necessary to allow notice to be provided by facsimile when such facsimile machine is again in operation, (iii) if by overnight courier service (such as, by way of example but not limitation, Federal Express or DHL) with instructions for delivery on the next business day, addressed as set forth below:

Seller:	MCZ/Centrum Florida VI Owner, L.L.C.
1555 North Sheffield
Chicago, Illinois 6022
Attention: Brian Niven
Fax: (312) 573-1028
Email: brianniven@MCZdevelopment.com

With a copy to:	MCZ/Centrum Florida VI Owner, L.L.C.
225 West Hubbard Street
Fourth Floor
Chicago, Illinois 60610
Attention: Arthur Slaven
Fax: (312) 832-2525
Email: Aslaven@centrumproperties.com

and with a copy to:	Holland & Knight LLP
Suite 3000
701 Brickell Avenue
Miami, Florida 33131
Attention: William R. Bloom, Esq.
Fax: 305-789-7712
Email: william.bloom@hklaw.com

Purchaser:	MHI Hollywood LLC
4801 Courthouse Street
Suite 201
Williamsburg, VA 23188
Attention: Andrew M. Sims
Facsimile: + 1 757 564 8801
Email: drewsims@mhihospitality.com

With a copy to:	Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, DC 20006-4078
Attention: Thomas J. Egan, Jr., Esq.
Facsimile: + 1 202 452 7074
Email: thomas.j.egan@bakernet.com

Title Company:	Chicago Title Insurance Company
c/o Terra Nova Title & Settlement Services
1875 I Street, NW
Suite 500
Washington, DC 20006

25.12 Expenses. Except as otherwise expressly set forth in this Agreement, each party shall bear its own expenses, including counsel fees, in the negotiation and performance of this Agreement.

25.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision of this Agreement, provided that any provision so held to be invalid or unenforceable will not material and adversely effect the expected benefit of any party to this Agreement.

25.14 No Liability. Seller agrees that except as expressly provided in the Assignment of Contracts and any other assignment accepted in writing by Purchaser at Closing, Purchaser shall have no liability as a successor in interest for any contracts or agreements entered into by Seller in connection with the Property and Seller shall fully perform all of its commitments and obligations under any such contracts and agreements and shall indemnify, defend Purchaser against (by counsel acceptable to Purchaser), and hold Purchaser harmless from any and all losses, costs, damages, liabilities, and expenses, including, without limitation, reasonable attorneys’ fees in connection therewith.

25.15 Waiver of Jury Trial. SELLER AND PURCHASER EACH WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING (INCLUDING COUNTERCLAIMS), WHETHER AT LAW OR EQUITY, BROUGHT BY SELLER OR PURCHASER AGAINST THE OTHER ON MATTERS ARISING OUT OF OR IN ANY WAY RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY, OR THE RELATIONSHIP BETWEEN SELLER AND PURCHASER, OR ANY ACTION OR INACTION BY ANY PARTY UNDER THIS AGREEMENT.

25.16 Publicity. The parties hereto shall endeavor in good faith to coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement and the performance by either of them of their respective obligations hereunder. No public statement shall be made of this transaction prior to Closing without Seller’s and Purchaser’s prior written approval, except as may be required by applicable law of any governmental authority. The provisions of this Section 23.16 shall not supercede the provisions of Section 25.7 hereinabove.

25.17 Captions; Interpretation.

25.17.1 The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. All references to “Articles” and “Sections” without reference to a document other than this Agreement are intended to designate Articles and Sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section unless specifically designated otherwise.

25.17.2 As used in this Agreement, the masculine, feminine, and neuter shall each include the others, the singular shall include the plural, and the plural shall include the singular, as the context may require.

25.17.3 The use of the term “including” shall mean in all cases “including without limitation” unless specifically designated otherwise.

25.17.4 No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, or any documents or certificates executed pursuant hereto, or any provisions of the foregoing.

25.17.5 The Table of Contents and the Article and Section titles referenced in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

25.18 No Third Party Beneficiary. This Agreement and each of the provisions hereof are solely for the benefit of Seller and Purchaser and their permitted successors and assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any person or entity other than Seller and Purchaser and their permitted successors and assigns any rights of any nature whatsoever.

25.19 Further Assurances. In addition to the obligations required to be performed hereunder by the parties hereto at or prior to Closing, each party, from and after the Closing, shall execute, acknowledge, and deliver such other instruments and documents, and take such actions as may reasonably be required in order to effectuate the purposes of this Agreement.

25.20 Reporting Person. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement to designate the Title Company, as escrowee, as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S and (ii) to provide the Title Company, as escrowee, with the information necessary to complete Form 1099-S.

25.21 Exhibits. Purchaser and Seller acknowledge and agree that certain Exhibits and agreements referenced herein shall be negotiated by Purchaser and Seller during the Due Diligence Period and Purchaser and Seller shall use reasonable efforts to complete negotiation of Exhibit EE (Survey); Exhibit C (Description of Land); Exhibit Y (Development Parcel Lease);

Exhibit U (Indemnity and Guaranty); Exhibit DD (Covenant and Easement Agreement); and Exhibit W (Description of Development Parcel) within twenty (20) days of the date hereof. Those Exhibits referenced herein but not attached hereto as of the date first written above shall be appended to this Agreement as negotiated and agreed to by the Parties following the date hereof and shall be deemed to be incorporated herein as of the date hereof.

25.22 Escrow Provisions. The escrow provision set forth on Exhibit J attached hereto are incorporated herein by reference.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

SELLER:		PURCHASER:

MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., an Illinois limited liability company		MHI Hollywood LLC, a Delaware limited liability company

By:	/s/ John McLinden	By:	/s/ Andrew M. Sims
Its:	Manager	Its:	Manager

EXHIBIT CC

LIST OF PERMITTED EXCEPTIONS

1. Taxes and assessments for the year 2007 and subsequent years, which are not yet due and payable.

2. Terms and provisions of the Security/Lien Agreement by and between MCZ/Centrum Florida VI Owner, L.L.C., and Broward County, recorded March 15, 2007 in Official Records Book 43751, at Page 1502 of the Public Records of Broward County, Florida.

3. Ten foot utility easement in favor of the City of Hollywood recorded in Official Records Book 5048 at Page 280, and in Official Records Book 5048 at Page 283 and in Official Records Book 5048 at Page 286, all of the Public Records of Broward County, Florida.

4. Restrictions contained in that Special Warranty Deed recorded July 16, 1968 in Official Records Book 3706 at Page 330 of the Public Records of Broward County, Florida, as affected by Agreement recorded in Official Records Book 6488 at Page 837 of the Public Records of Broward County, Florida and Official Records Book 7491 at Page 417 of the Public Records of Broward County, Florida.

5. Easement granted to Southern Bell Telephone and Telegraph Company recorded in Official Records Book 6542 at Page 985 of the Public Records of Broward County, Florida.

6. Notice Regarding Intercoastal Waterway Right-of-way recorded in Official Records Book 28071 at Page 945 of the Public Records of Broward County, Florida.

7. Easement in favor of favor of FPL recorded in Official Records Book 5207, at Page 717 of the Public Records of Broward County, Florida.

8. Easement in favor of favor of FPL recorded in Official Records Book 7684, at Page 563 of the Public Records of Broward County, Florida.

9. Easement in favor of favor of FPL recorded in Official Records Book 7684, at Page 565 of the Public Records of Broward County, Florida.

10. Easement in favor of favor of FPL recorded in Official Records Book 22095, at Page 320 of the Public Records of Broward County, Florida.

11. Easement in favor of favor of FPL recorded in Official Records Book 22919, at Page 449 of the Public Records of Broward County, Florida.

12. Restrictions contained in Special Warranty Deed dated March 27, 1978 and recorded March 31, 1978 in Official Records Book 7491, at Page 429 of the Public Records of Broward County, Florida.

13. Easement Agreement from SIAN OCEAN RESIDENCES CONDOMINIUM ASSOCIATION, INC., in favor of MCZ/CENTRUM FLORIDA VI OWNER, L.L.C., recorded in Official Records Book 42355, at Page 1653 of the Public Records of Broward County, Florida.

14. Terms and provisions of the Declaration of Covenants, Restrictions and Easements for Sian Ocean Residences and Resort Master Association, dated February 20, 2006, recorded February 27, 2006, in Official Records Book 41532, at Page 1989 of the Public Records of Broward County, Florida, as amended, as modified by the Master Declaration Amendment (alternatively, this item shall be deleted).

15. Restrictions and easements contained in the Plat of INDIGO BEACH RESORT, recorded March 15, 2007, in Plat Book 176, at Page 168 of the Public Records of Broward County, Florida.

16. Zoning and other restrictions imposed by governmental authority.

17. The Restrictive Covenant.

18. The Covenant and Easement Agreement.

19. The Beach Easement.

20. Any matters arising by, through or under Purchaser and any of its Affiliates other than matters relating to the Unit Rental Management Agreements.

21. Restrictive Covenant in favor of the City of Hollywood expressly setting forth that there are no remaining residential development rights to the two Medium/High Residential 17-25 units per acre plots located at 4000 South Ocean Drive to be recorded.

JOINDER

Chicago Title Insurance Company joins in the execution of this Agreement for the purpose of agreeing to serve as the Title Company pursuant to this Agreement and hold and disburse the Earnest Money Deposit in accordance with this Agreement.

Chicago Title Insurance Company

By: